Exhibit 99

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260
e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com

February 28, 2011

SJI Reports Record 2010 Results on both GAAP and Economic Earnings Basis
Grows Full Year 2010 Economic Earnings by over 13%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced  GAAP income from continuing operations for the fourth quarter of 2010 of $25.7 million, or $0.86 per share, as compared with $23.7 million, or $0.79 per share, for the fourth quarter of 2009. For the full year 2010, GAAP income from continuing operations was $67.3 million, or $2.25 per share, as compared with $58.5 million, or $1.96 per share, in 2009.

On an Economic Earnings basis for the fourth quarter of 2010, SJI reported income from continuing operations of $26.2 million, or $0.87 per share, as compared with $24.8 million, or $0.83 per share, during the same period last year. Income from continuing operations on an Economic Earnings basis for the full year 2010 was $81.0 million, or $2.70 per share, an increase of over 13% as compared with $71.3 million, or $2.38 per share, for the same period last year.

“2010’s record performance was rooted in the actions we took in response to the challenging economic environment in late 2008 and early 2009,” stated SJI Chairman & CEO Edward J. Graham. “The momentum created by progress on both previously announced and in-queue energy projects, the utility base rate case and infrastructure improvements, and opportunities in the Marcellus will provide a strong foundation for growth in 2011 and beyond. As such, we anticipate another strong year in 2011,” continued Graham.

A reconciliation of Economic Earnings to income from continuing operations for the fourth quarter and full year 2010 and 2009 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

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SJI Earnings – Add 1	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$25,736	$23,737	$67,285	$58,532
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	1,143	1,213	15,068	8,322
Realized Losses/(Gains) on Inventory Injection Hedges	(729)	(192)	(1,370)	4,401
Economic Earnings	$26,150	$24,758	$80,983	$71,255

Earnings per Share from Continuing Operations	$0.86	$0.79	$2.25	$1.96
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.04	0.04	0.50	0.27
Realized Losses(Gains) on Inventory Injection Hedges	(0.03)	0.00	(0.05)	0.15
Economic Earnings per Share	$0.87	$0.83	$2.70	$2.38

Non-Utility Results: Our non-utility businesses reported income from continuing operations on a GAAP basis of $8.9 million for the fourth quarter of 2010 compared with $10.6 million in the same period last year. For the full year 2010, income from continuing operations on a GAAP basis was $23.4 million, compared with $19.4 million for the same period in 2009. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses.

On an Economic Earnings basis, non-utility operations contributed $9.3 million in the fourth quarter of 2010 as compared with $11.6 million last year. For the year ended December 31, 2010, non-utility income from continuing operations on an Economic Earnings basis was $37.1 million, compared with $32.2 million in 2009. Fourth quarter  and full year 2010 results benefited from the recognition of investment tax credits associated with eligible renewable energy projects in our Retail Energy business, offsetting lower asset trading margins in our Wholesale Energy business.

Results for our non-utility businesses are reported under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

•
Wholesale Energy –Economic Earnings for the fourth quarter 2010 were $6.5 million for this upstream business, as compared with $9.7 million in the fourth quarter of 2009. On a year-to-date basis, the wholesale energy business produced economic earnings of $21.2 million, as compared with $24.7 million in 2009. This business line has continued to be impacted by the same thin storage spreads being experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years.

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SJI Earnings – Add 2

We continue to expand our marketing activities in the Marcellus. In the fourth quarter we actively marketed 826,000 dekatherms per day in total, with Marcellus gas averaging 450,000 dekatherms per day. As one of the largest third party marketers in the Marcellus, we view marketing as a significant opportunity as it provides us with competitively priced gas to utilize for our own asset management business, as well as providing us with downstream opportunities to earn attractive margins on the services we provide. SJI has a total of nine long-term contracts to market for producers up to 635,000 dekatherms per day of Marcellus natural gas. As of December 31, we were marketing approximately 249,000 dekatherms per day under these long-term contracts with additional volume scheduled to come on-line throughout 2011.

Regarding the development of gas production on our Marcellus Shale acreage, SM Energy, the operator of our acreage in the Potato Creek field, announced their intent in August 2010 to sell all of their working interest positions in the Marcellus Shale including Potato Creek. As part of that sale process, we are offering our working interest as part of the SM Energy package. Our existing contractual relationship regarding royalty interest would pass unchanged to the purchaser of SM Energy’s interest unless we choose to negotiate a different arrangement. Discussions with potential buyers for these working interests are continuing; however, if we ultimately choose not to sell, our contractual position remains unchanged.

•
Retail Energy– Our downstream businesses added $2.7 million in Economic Earnings to SJI’s bottom line in the fourth quarter of 2010, compared with $2.0 million in the prior-year period. For the full year 2010, Economic Earnings were $15.8 million as compared with $7.5 million last year. Both fourth quarter and full year 2010 results were driven by the recognition of investment tax credits associated with a number of renewable energy projects.

Marina Energy’s 7.5 megawatt cogeneration plant at the existing Marina Thermal Facility in Atlantic City, NJ began delivering power in December 2010. This $27.0 million joint venture project through Energenic, LLC, provides electricity to the Marina Thermal Facility and utilizes hot water produced from that process to supplement thermal energy production. Cogeneration, also known as Combined Heat and Power, is one of the most efficient forms of energy production.

In February, Energenic LLC announced that it had reached agreement to develop, own and operate a district central energy facility that will serve the new Revel Entertainment Resort in Atlantic City, among others. Energenic, a joint venture between SJI and DCO Energy LLC, will use project financing to construct the $160.0 million facility which is scheduled to be fully operational by March 2012 to provide energy for Revel’s needs in advance of the resort opening in mid-2012.

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SJI Earnings – Add 3

Utility Business Performance: South Jersey Gas posted net income of $16.9 million for the fourth quarter of 2010 compared with net income of $13.3 million in the fourth quarter of 2009. Year-to-date net income for 2010 was $43.9 million as compared with $39.2 million last year. Higher net margin generated as a result of the base rate case settlement in the third quarter and a full year of the income benefit associated with the CIRT was partially offset by higher depreciation and general operating expenses.

•
Regulatory Update –SJG recently filed a proposal with the NJBPU for a second Capital Investment Recovery Tracker. Cost recovery on these improvements was proposed to operate the same way as the initial CIRT mechanism. Discussions are ongoing with the BPU on this matter.

•
Customer Growth –South Jersey Gas added 4,159 customers during the 12-month period ended December 31, 2010, for a total of 347,725. We achieved this 1.2% increase in customers primarily through conversions to natural gas from other fuel sources. We added almost 3,300 conversion customers during 2010 and we anticipate adding an additional 3,800 customers via conversion in 2011. In addition, we are encouraged by what we see in the new construction market as both requests for new service and actual customer connections are up when compared with the prior year period.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio was 45% at December 31, 2010 as compared with 50% at the same point in 2009. On an average basis, our equity-to-capitalization ratio was 49% for the year as compared with 52% in 2009. Our goal remains for this ratio to average at least 50% annually. The change at year-end was primarily due to higher short term borrowing levels that supported utility and non-utility infrastructure investment in 2010. Subsequent to year-end, borrowing levels were reduced by project financing on an Energenic energy project. In addition, cold temperatures in late 2010 generated significant sales profit margins and working capital activity. Subsequent cash recovery took place in January 2011.

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SJI Earnings – Add 4

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Monday, February 28, 2010 at 2:00 p.m. EST to discuss the company’s fourth quarter 2010 results and future prospects. To participate in the conference call, dial 1-888-713-4199 approximately 15 minutes ahead of the scheduled time and enter the participant pass code 27889264. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 87021780. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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SJI Earnings – Add 5

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 6	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$25,735	$23,737	$67,285	$58,532
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	1,144	1,213	15,068	8,322
Realized Losses/(Gains) on Inventory Injection Hedges	(729)	(192)	(1,370)	4,401
Economic Earnings	$26,150	$24,758	$80,983	$71,255

Earnings per Share from Continuing Operations	$0.86	$0.79	$2.25	$1.96
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.04	0.04	0.50	0.27
Realized Losses(Gains) on Inventory Injection Hedges	(0.03)	0.00	(0.05)	0.15
Economic Earnings per Share	$0.87	$0.83	$2.70	$2.38

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)

Non-Utility Income From Continuing Operations	$8,878	$10,624	$23,361	$19,440
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	1,144	1,213	15,068	8,322
Realized Losses/(Gains) on Inventory Injection Hedges	(729)	(192)	(1,370)	4,401
Non-Utility Economic Earnings	$9,293	$11,645	$37,059	$32,163

Wholesale Energy (Loss)/ Income From Continuing Operations	$(5,016)	$7,086	$4,447	$17,859
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	12,288	2,788	18,141	2,416
Realized Losses/(Gains) on Inventory Injection Hedges	(729)	(192)	(1,370)	4,401
Wholesale Energy Economic Earnings	$6,543	$9,682	$21,218	$24,676

Retail Energy Income/(Loss) From Continuing Operations	$13,894	$3,538	$18,914	$1,581
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity and Interest Rate Derivatives	(11,144)	(1,575)	(3,073)	5,906
Retail Energy Economic Earnings	$2,750	$1,963	$15,841	$7,487

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	December 31,
	2010	2009
Operating Revenues:
Utility	$155,326	$119,742
Nonutility	128,143	101,956

Total Operating Revenues	283,469	221,698

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	91,277	65,864
- Nonutility	107,041	76,256
Operations	28,029	24,032
Maintenance	3,102	2,707
Depreciation	8,433	8,111
Energy and Other Taxes	3,680	3,248

Total Operating Expenses	241,562	180,218

Operating Income	41,907	41,480

Other Income and Expense	2,401	773
Interest Charges	(4,990)	(4,689)

Income Before Income Taxes	39,318	37,564

Income Taxes	(14,002)	(14,234)
Equity in Earnings of Affiliated Companies	419	321

Income from Continuing Operations	25,735	23,651

Loss from Discontinued Operations - (Net of tax benefit)	(370)	(369)

Net Income	25,365	23,282

Less: Net Loss Attributable to Noncontrolling Interest in Subsidiaries	-	86

Net Income - Attributable to South Jersey Industries, Inc. Shareholders	$25,365	$23,368

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income from Continuing Operations	$25,735	$23,737
Loss from Discontinued Operations - (Net of tax benefit)	(370)	(369)

Net Income - Attributable to South Jersey Industries, Inc. Shareholders	$25,365	$23,368

Basic Earnings per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$0.86	$0.80
Discontinued Operations	$(0.01)	$(0.02)
Basic Earnings per Common Share	$0.85	$0.78

Average Shares of Common Stock Outstanding - Basic	29,873	29,796

Diluted Earnings per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$0.86	$0.79
Discontinued Operations	$(0.01)	$(0.01)

Diluted Earnings per Common Share	$0.85	$0.78

Average Shares of Common Stock Outstanding - Diluted	30,008	29,916

	Twelve Months Ended
	December 31,
	2010	2009
Operating Revenues:
Utility	$469,407	$480,264
Nonutility	455,660	365,180

Total Operating Revenues	925,067	845,444

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	259,808	289,740
- Nonutility	395,015	303,648
Operations	96,042	89,066
Maintenance	11,550	8,869
Depreciation	34,018	31,280
Energy and Other Taxes	12,142	11,731

Total Operating Expenses	808,575	734,334

Operating Income	116,492	111,110

Other Income and Expense	4,551	1,411
Interest Charges	(21,896)	(18,992)

Income Before Income Taxes	99,147	93,529

Income Taxes	(28,811)	(34,302)
Equity in Loss of Affiliated Companies	(3,051)	(926)

Income from Continuing Operations	67,285	58,301

Loss from Discontinued Operations - (Net of tax benefit)	(633)	(427)

Net Income	66,652	57,874

Less: Net Loss Attributable to Noncontrolling Interest in Subsidiaries	-	231

Net Income - Attributable to South Jersey Industries, Inc. Shareholders	$66,652	$58,105

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income from Continuing Operations	$67,285	$58,532
Loss from Discontinued Operations - (Net of tax benefit)	(633)	(427)

Net Income - Attributable to South Jersey Industries, Inc. Shareholders	$66,652	$58,105

Basic Earnings per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$2.25	$1.97
Discontinued Operations	$(0.02)	$(0.02)

Basic Earnings per Common Share	$2.23	$1.95

Average Shares of Common Stock Outstanding - Basic	29,861	29,785

Diluted Earnings per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$2.25	$1.96
Discontinued Operations	$(0.03)	$(0.02)

Diluted Earnings per Common Share	$2.22	$1.94

Average Shares of Common Stock Outstanding - Diluted	29,974	29,893